Exhibit 10.2
RESTRICTED STOCK AGREEMENT
PURSUANT TO THE
MARKETAXESS HOLDINGS INC. 2004 STOCK INCENTIVE PLAN
(AS AMENDED AND RESTATED EFFECTIVE APRIL 28, 2006)
          THIS AGREEMENT, made as of the 13th day of September 2006, by and between MarketAxess Holdings Inc., a Delaware corporation with its principal office at 140 Broadway, 42nd Floor, New York, New York 10005 (the “Company”), and T. Kelley Millet residing at 845 U.N. Plaza, Apt 82B, New York, NY 10017 (the “Participant”).
          WHEREAS, the Board of Directors of the Company (the “Board”) adopted, and the stockholders of the Company, approved the MarketAxess Holdings Inc. 2004 Stock Incentive Plan (Amended and Restated Effective April 28, 2006) (the “Plan”);
          WHEREAS, the Company, through the Committee under the Plan, wishes to grant to the Participant shares of its common stock, par value $.003 per share (“Common Stock” or the “Shares”) in the amount set forth below; and
          WHEREAS, such Shares are subject to certain restrictions.
          NOW, THEREFORE, the Company and the Participant agree as follows:
          1. Sale of Shares. Subject to the terms, conditions and restrictions of the Plan and this Agreement, the Company awards to the Participant One Hundred Fifty Thousand (150,000) shares of the Company’s Common Stock on September 13, 2006 (the “Grant Date”). To the extent required by law, the Participant shall pay the Company the par value ($.003) (the “Purchase Price”) for each Share awarded to the Participant simultaneously with the execution of this Agreement in cash or cash equivalents payable to the order of the Company. Pursuant to the Plan and Section 2 of this Agreement, the Shares are subject to certain restrictions, which restrictions shall expire in accordance with the provisions of the Plan and Section 2 hereof. While such restrictions are in effect, the Shares subject to such restrictions shall be referred to herein as “Restricted Stock.”
          2. Vesting.
          (a) Except as set forth in subsections (b), (c) and (d) below, the Restricted Stock shall become vested and cease to be Restricted Stock (but shall remain subject to the other terms of this Agreement and the Plan) as follows if the Participant has been continuously employed by the Company until such date:

Vesting Date	Amount Vested
October 1, 2007	30,000
October 1, 2008	30,000
October 1, 2009	30,000
October 1, 2010	30,000
October 1, 2011	30,000
          There shall be no proportionate or partial vesting in the periods prior to the applicable vesting dates and all vesting shall occur only on the appropriate vesting date.

          (b) Upon the death or Disability of the Participant, all of the Restricted Stock shall become vested and cease to be Restricted Stock (but shall remain subject to the other terms of this Agreement and the Plan).
          (c) In the event the Participant resigns for “Good Reason” or incurs a Termination by the Company without “Cause” (as such terms are defined in the letter agreement between the Company and the Participant dated August 21, 2006) , other than as set forth in Section 2(e)(ii) below, the lesser of (i) Thirty Thousand (30,000) shares of Restricted Stock or (ii) the remaining unvested shares of Restricted Stock, shall become vested and cease to be Restricted Stock (but shall remain subject to the other terms of this Agreement and the Plan). Any remaining unvested shares of Restricted Stock that could vest pursuant to Section 2(e)(i) below shall remain outstanding for a period of three (3) months following the date of such termination, provided that such shares of Restricted Stock shall only vest in accordance with Section 2(e)(i) below.
          (d) In the event of a Change in Control in which (i) the holders of the Company’s outstanding Common Stock receive only cash in exchange for such Common Stock or (ii) the Company is privatized and the Common Stock is no longer traded on a national securities exchange or the Nasdaq Stock Market, Inc., then all of the Restricted Stock shall, immediately prior to such Change in Control, become vested and cease to be Restricted Stock (but shall remain subject to the other terms of this Agreement and the Plan).
          (e) In the event of any other Change in Control not covered under Section 2(d), all of the Restricted Stock shall immediately become vested and cease to be Restricted Stock (but shall remain subject to the other terms of this Agreement and the Plan) upon (i) such Change in Control if such Change in Control occurs within three (3) months following any resignation by the Participant for Good Reason or a termination of the Participant’s service by the Company (or the successor thereto) without Cause, or (ii) any resignation by the Participant for Good Reason or termination of the Participant’s service by the Company (or the successor thereto) without Cause occurring eighteen (18) months after such Change in Control.
          3. Restrictions on Transfer. The Participant shall not sell, negotiate, transfer, pledge, hypothecate, assign, encumber or otherwise dispose of the Shares or grant any proxy with respect thereto, except as specifically permitted by the Plan and this Agreement. Any attempted Transfer in violation of this Agreement and the Plan shall be void and of no effect and the Company shall have the right to disregard the same on its books and records and to issue “stop transfer” instructions to its transfer agent. Notwithstanding the foregoing, nothing herein or in the Plan shall prohibit the Participant from pledging the Shares the Participant is granted hereunder to the Company pursuant to a stock pledge agreement entered into between the parties hereto.
          4. Forfeiture. (a) In the event the Participant engages in Detrimental Activity prior to, or during the one year period after, any vesting of Restricted Stock, the Committee may direct that all unvested Restricted Stock shall be immediately forfeited to the Company and that the Participant shall pay over to the Company an amount equal to the Fair Market Value at the time of vesting of any Restricted Stock which had vested in the one year period referred to above. The foregoing provisions of this Section 4(a) shall cease to apply upon a Change in Control.

          (b) If the Participant incurs a Termination for any reason, the Company shall repurchase from the Participant for the Purchase Price paid for such shares of Restricted Stock, any and all unvested shares of Restricted Stock.
          5. Rights as a Holder of Restricted Stock. From and after the issue date, the Participant shall have, with respect to the shares of Restricted Stock, all of the rights of a holder of shares of Common Stock, including, without limitation, the right to vote the Shares, to receive and retain all regular cash dividends payable to holders of Shares of record on and after the issue date (although such dividends will be treated, to the extent required by applicable law, as additional compensation for tax purposes), and to exercise all other rights, powers and privileges of a holder of Shares with respect to the Restricted Stock, with the exceptions that (i) the Participant shall not be entitled to delivery of the stock certificate or certificates representing the Restricted Stock until such shares are no longer Restricted Stock; (ii) the Company (or its designated agent) will retain custody of the stock certificate or certificates representing the Restricted Stock and any other property (“RS Property”) issued in respect of the Restricted Stock, including stock dividends at all times such Shares are Restricted Stock; (iii) no RS Property will bear interest or be segregated in separate accounts; and (iv) the Participant shall not, directly or indirectly, Transfer the Restricted Stock in any manner whatsoever.
          6. Taxes; Section 83(b) Election. The Participant acknowledges, subject to the last sentence of this paragraph, that (i) no later than the date on which any Restricted Stock shall have become vested, the Participant shall pay to the Company or, to the extent permitted by law, deliver to the Company outstanding shares of Common Stock held by the Participant or make other arrangements satisfactory to the Company regarding payment of, any Federal, state or local taxes of any kind required by law to be withheld with respect to any Restricted Stock which shall have become so vested; (ii) the Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to the Participant any Federal, state or local taxes of any kind required by law to be withheld with respect to any Restricted Stock which shall have become so vested, including that the Company may, but shall not be required to, sell a number of Shares sufficient to cover applicable withholding taxes or arrange for shares to be delivered on a “net” basis, in each case subject to applicable law; and (iii) in the event that the Participant does not satisfy (i) above on a timely basis, the Company may (to the extent permitted by applicable law), but shall not be required to, pay such required withholding and treat such amount as a demand loan to you at the maximum rate permitted by law, with such loan, at the Company’s sole discretion and provided the Company so notifies the Participant within thirty (30) days of the making of the loan, secured by the Shares, and any failure by you to pay the loan upon demand shall entitle the Company to all of the rights at law of a creditor secured by the Shares. The Company may hold as security any certificates representing any Shares and, upon demand of the Company, the Participant shall deliver to the Company any certificates in his or her possession representing Shares together with a stock power duly endorsed in blank. The Participant also acknowledges that it is his or her sole responsibility, and not the Company’s, to file timely and properly any election under Section 83(b) of the Code, and any corresponding provisions of state tax laws, if the Participant wishes to utilize such election.
          7. Legend. In the event that a certificate evidencing Restricted Stock is issued, the certificate representing the Shares shall have endorsed thereon the following legends:

          (a) “THE ANTICIPATION, ALIENATION, ATTACHMENT, SALE, TRANSFER, ASSIGNMENT, PLEDGE, ENCUMBRANCE OR CHARGE OF THE SHARES OF STOCK REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS (INCLUDING FORFEITURE) OF THE MARKETAXESS HOLDINGS INC. (THE “COMPANY”) 2004 STOCK INCENTIVE PLAN (THE “PLAN”) AND AN AGREEMENT ENTERED INTO BETWEEN THE REGISTERED OWNER AND THE COMPANY DATED AS OF THE 13th DAY OF SEPTEMBER, 2006. COPIES OF SUCH PLAN AND AGREEMENT ARE ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.”
          (b) Any legend required to be placed thereon by applicable blue sky laws of any state. Notwithstanding the foregoing, in no event shall the Company be obligated to issue a certificate representing the Restricted Stock prior to vesting as set forth in Section 2 hereof.
          8. Securities Representations. The Shares are being issued to the Participant and this Agreement is being made by the Company in reliance upon the following express representations and warranties of the Participant. The Participant acknowledges, represents and warrants that:
          (a) The Participant has been advised that the Participant may be an “affiliate” within the meaning of Rule 144 under the Securities Act and in this connection the Company is relying in part on the Participant’s representations set forth in this section;
          (b) The Shares must be held indefinitely by the Participant unless (i) an exemption from the registration requirements of the Securities Act is available for the resale of such Shares or (ii) the Company files an additional registration statement (or a “re-offer prospectus”) with regard to the resale of such Shares and the Company is under no obligation to continue in effect a Form S-8 Registration Statement or to otherwise register the resale of the Shares (or to file a “re-offer prospectus”);
          (c) The exemption from registration under Rule 144 will not be available under current law unless (i) a public trading market then exists for the Common Stock of the Company, (ii) adequate information concerning the Company is then available to the public, and (iii) other terms and conditions of Rule 144 or any exemption therefrom are complied with and that any sale of the Shares may be made only in limited amounts in accordance with such terms and conditions.
          9. Not an Employment Agreement. Neither the execution of this Agreement nor the issuance of the Shares hereunder constitute an agreement by the Company to employ or to continue to employ the Participant during the entire, or any portion of, the term of this Agreement, including but not limited to any period during which any Shares are outstanding.
          10. Power of Attorney. The Company, its successors and assigns, is hereby appointed the attorney-in-fact, with full power of substitution, of the Participant for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instruments which such attorney-in-fact may deem necessary or advisable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest. The Company, as attorney-in-fact for the Participant, may in the name and stead of the Participant, make and execute all conveyances, assignments and transfers of the Restricted Stock, other RS Property, Shares and property provided for herein, and the Participant hereby ratifies and confirms that which the Company, as said attorney-in-fact, shall do by virtue hereof.

Nevertheless, the Participant shall, if so requested by the Company, execute and deliver to the Company all such instruments as may, in the judgment of the Company, be advisable for this purpose.
          11. Miscellaneous.
          (a) This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, personal legal representatives, successors, trustees, administrators, distributees, devisees and legatees. The Company may assign to, and require, any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company or any affiliate by which the Participant is employed to expressly assume and agree in writing to perform this Agreement. Notwithstanding the foregoing, the Participant may not assign this Agreement other than with respect to Shares Transferred in compliance with the terms hereof.
          (b) This award of Restricted Stock shall not affect in any way the right or power of the Board or stockholders of the Company to make or authorize an adjustment, recapitalization or other change in the capital structure or the business of the Company, any merger or consolidation of the Company or subsidiaries, any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock, the dissolution or liquidation of the Company, any sale or transfer of all or part of its assets or business or any other corporate act or proceeding.
          (c) The Participant agrees that the award of the Restricted Stock hereunder is special incentive compensation and that it, any dividends paid thereon (even if treated as compensation for tax purposes) and any other RS Property will not be taken into account as “salary” or “compensation” or “bonus” in determining the amount of any payment under any pension, retirement or profit-sharing plan of the Company or any life insurance, disability or other benefit plan of the Company.
          (d) No modification or waiver of any of the provisions of this Agreement shall be effective unless in writing and signed by the party against whom it is sought to be enforced.
          (e) This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one contract.
          (f) The failure of any party hereto at any time to require performance by another party of any provision of this Agreement shall not affect the right of such party to require performance of that provision, and any waiver by any party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right under this Agreement.
          (g) The headings of the sections of this Agreement have been inserted for convenience of reference only and shall in no way restrict or modify any of the terms or provisions hereof.
          (h) All notices, consents, requests, approvals, instructions and other communications provided for herein shall be in writing and validly given or made when delivered, or on the second succeeding business day after being mailed by registered or certified mail, whichever is earlier, to the persons entitled or required to receive the same, at the addresses set forth at the heading of this Agreement or to such other address as either party may designate by like notice. Notices to the Company shall be addressed to the Compensation Committee of the Board.
          (i) This Agreement shall be construed, interpreted and governed and the legal relationships of the parties determined in accordance with the internal laws of the State of Delaware without reference to rules relating to conflicts of law.
          (j) By executing this Agreement within 60 days after the day and year first written above, the award of Restricted Stock shall be accepted by the Participant within the time period required under Section 8.2(b) of the Plan.
          12. Provisions of Plan Control. This Agreement is subject to all the terms, conditions and provisions of the Plan, including, without limitation, the amendment provisions thereof, and to such rules, regulations and interpretations relating to the Plan as may be adopted by the Committee and as may be in effect from time to time. The Plan is incorporated herein by reference. A copy of the Plan has been delivered to the Participant. If and to the extent that this Agreement conflicts or is inconsistent with the terms, conditions and provisions of the Plan, the Plan shall control, and this Agreement shall be deemed to be modified accordingly. Unless otherwise indicated, any capitalized term used but not defined herein shall have the meaning ascribed to such term in the Plan. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof (other than any other documents expressly contemplated herein or in the Plan) and supersedes any prior agreements between the Company and the Participant.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

MARKETAXESS HOLDINGS INC.

	By:	/s/ Richard M. McVey
Richard M. McVey
Chief Executive Officer
/s/ T. Kelley Millet
T. Kelley Millet